SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                SolarWinds, Inc.
                                ----------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   83416B 109
                                   ----------
                                 (CUSIP Number)

                                  May 29, 2009
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 2 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners IV, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            1,494,555
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                1,494,555
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,494,555
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 3 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners IV (Co-Investors), L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            184,185
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                184,185
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           184,185
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 4 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners (Cayman) IV, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            199,810
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                199,810
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           199,810
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 5 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners IV (Fund B), L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            11,880
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                11,880
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,880
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           *Less than 1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 6 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Associates IV, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,890,430
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,890,430
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,890,430
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 7 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners V, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            5,757,515
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                5,757,515
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,757,515
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 8 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners V (Employee Co-Investors), L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            338,565
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                338,565
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           338,565
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 9 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners (Cayman) V, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            1,743,291
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                1,743,291
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,743,291
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 10 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Partners V Coinvestment Fund, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            5,837,829
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                5,837,829
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,837,829
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 11 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Venture Associates V, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             13,677,200
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            13,677,200
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,677,200
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           17.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                           --------------------
CUSIP No.  83416B 109                     13G               Page 12 of 19 Pages
---------------------------------                           --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Insight Holdings Group, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,567,630
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            15,567,630
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,567,630
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):      Name of Issuer:

                SolarWinds, Inc. (the "Company")
                                       -------

Item 1(b):      Address of Issuer's Principal Executive Offices:

                3711 South MoPac Expressway
                Building Two
                Austin, Texas 78746

Item 2:

     (a) Name of Person Filing

         Insight Venture Partners IV, L.P.
         Insight Venture Partners IV (Co-Investors), L.P.
         Insight Venture Partners (Cayman) IV, L.P.
         Insight Venture Partners IV (Fund B), L.P.
         Insight Venture Associates IV, L.L.C.
         Insight Venture Partners V, L.P.
         Insight Venture Partners V (Employee Co-Investors), L.P.
         Insight Venture Partners (Cayman) V, L.P.
         Insight Venture Partners V Coinvestment Fund, L.P.
         Insight Venture Associates V, L.L.C.
         Insight Holdings Group, LLC

     (b) The address of the principal business and principal office of each of the Reporting Persons listed above is:

         680 Fifth Avenue
         8th Floor
         New York, New York 10019

     (c) Citizenship

         Insight Venture Partners IV, L.P.                        Delaware
         Insight Venture Partners IV (Co-Investors), L.P.         Delaware
         Insight Venture Partners (Cayman) IV, L.P.               Cayman Islands
         Insight Venture Partners IV (Fund B), L.P.               Delaware
         Insight Venture Associates IV, L.L.C.                    Delaware
         Insight Venture Partners V, L.P.                         Delaware
         Insight Venture Partners V (Employee Co-Investors), L.P. Delaware
         Insight Venture Partners (Cayman) V, L.P.                Cayman Islands
         Insight Venture Partners V Coinvestment Fund, L.P.       Delaware
         Insight Venture Associates V, L.L.C.                     Delaware
         Insight Holdings Group, LLC                              Delaware

     (d) Title of Class of Securities:

         Common Stock, par value $0.001 per share ("Common Stock")

     (e) CUSIP Number

         83416B 109

Item 3:  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

         A.   [ ] Broker or dealer registered under Section 15 of the Act,

         B.  [ ] Bank as defined in Section 3(a)(6) of the Act,

         C. [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

         D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

         E.  [ ] Investment Adviser in accordance with Rule 13d-1
             (b)(1)(ii)(E),

         F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

         G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

         H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

         J.  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



Item 4:                    Ownership:
------                     ----------

This Schedule 13G is being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as "IVP"), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Co-Investor"), Insight Venture Partners (Cayman) IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "IVP Cayman"), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Fund B"), Insight Venture Associates, IV, L.L.C., a Delaware limited liability company (hereinafter referred to as "Associates IV"), Insight Venture Partners V, L.P., a Delaware limited partnership (hereinafter referred to as "VP"), Insight Venture Partners V (Employee Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "VP Co-Investors"), Insight Venture Partners (Cayman) V, L.P., a Cayman Islands limited partnership (hereinafter referred to as "VP Cayman"), Insight Venture Partners V Coinvestment Fund, L.P. (hereinafter referred to as "VP Coinvestment" and together with VP and VP Co-Investors and VP Cayman, the "Insight V Funds"), Insight Venture Associates V, L.L.C., a Delaware limited liability company registered as a foreign entity under the laws of the Cayman Islands (hereinafter referred to as "Associates V") and Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings"). Associates IV is the general partner of each of the Insight IV Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight IV Funds. Associates V is the general partner of each of the Insight V Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight V Funds. Holdings is the managing member of Associates IV and Associates V, and as such may be deemed to be the beneficial owner of all shares held by the Insight IV Funds and Insight V Funds. As a result, the beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

Insight Venture Partners IV, L.P.
---------------------------------
 (a) Amount beneficially owned: 1,494,555
 (b) Percent of class: 2.0%.
 (c) Number of shares as to which such person has:
        (i)  Sole power to vote or direct the vote: 1,494,555
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 1,494,555
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners IV (Co-Investors), L.P.
------------------------------------------------
 (a) Amount beneficially owned: 184,185
 (b) Percent of class: 0.2%
 (c) Number of shares as to which such person has:
        (i)  Sole power to vote or direct the vote: 184,185
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 184,185
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners (Cayman) IV, L.P.
------------------------------------------
 (a) Amount beneficially owned: 199,810
 (b) Percent of class: 0.3%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 199,810
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 199,810
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners IV (Fund B), L.P.
------------------------------------------
 (a) Amount beneficially owned: 11,880
 (b) Percent of class: Less than 1%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 11,880
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 11,880
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Associates IV, L.L.C.
-------------------------------------
 (a) Amount beneficially owned: 1,890,430
 (b) Percent of class: 2.5%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 0
        (ii) Shared power to vote or direct the vote: 1,890,430
        (iii) Sole power to dispose or direct the disposition: 0
        (iv) Shared power to dispose or direct the disposition: 1,890,430

Insight Venture Partners V, L.P.
--------------------------------
 (a) Amount beneficially owned: 5,757,515
 (b) Percent of class: 7.5%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 5,757,515
        (ii) Shared  power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 5,757,515
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners V (Employee Co-Investors), L.P.
--------------------------------------------------------
 (a) Amount beneficially owned: 338,565
 (b) Percent of class: 0.4%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 338,565
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 338,565
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners (Cayman) V, L.P.
-----------------------------------------
 (a) Amount beneficially owned: 1,743,291
 (b) Percent of class: 2.3%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 1,743,291
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 1,743,291
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Partners V Coinvestment Fund, L.P.
--------------------------------------------------
 (a) Amount beneficially owned: 5,837,829
 (b) Percent of class: 7.7%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 5,837,829
        (ii) Shared power to vote or direct the vote: 0
        (iii) Sole power to dispose or direct the disposition: 5,837,829
        (iv) Shared power to dispose or direct the disposition: 0

Insight Venture Associates V, L.L.C.
------------------------------------
 (a) Amount beneficially owned: 13,677,200
 (b) Percent of class: 17.9%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 0
        (ii) Shared power to vote or direct the vote: 13,677,200
        (iii) Sole power to dispose or direct the disposition: 0
        (iv) Shared power to dispose or direct the disposition: 13,677,200

Insight Holdings Group, LLC
---------------------------
 (a) Amount beneficially owned: 15,567,630
 (b) Percent of class: 20.4%.
 (c) Number of shares as to which such person has:
        (i) Sole power to vote or direct the vote: 0
        (ii) Shared power to vote or direct the vote: 15,567,630
        (iii) Sole power to dispose or direct the disposition: 0
        (iv) Shared power to dispose or direct the disposition: 15,567,630

Item 5:  Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:

     N/A

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     N/A

      Item 8:  Identification and Classification of Members of the Group:

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the Reporting Persons to file jointly is attached hereto as Exhibit 99.1. Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:  Notice of Dissolution of Group:

     N/A

Item 10: Certification:

     N/A

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                INSIGHT VENTURE PARTNERS IV, L.P.

                                By: Insight Venture Associates IV, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member



                                INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                                By: Insight Venture Associates IV, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member


                               INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                                By: Insight Venture Associates IV, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member

                              INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                                By: Insight Venture Associates IV, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member

                                INSIGHT VENTURE ASSOCIATES IV, L.L.C.

                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By: /s/ Jeffrey Horing
                                    -----------------------------------------
                                    Name:  Jeffrey Horing
                                    Title: Managing Member


                               INSIGHT VENTURE PARTNERS V, L.P.

                                By: Insight Venture Associates V, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member


                               INSIGHT VENTURE PARTNERS V (EMPLOYEE CO-
                               INVESTORS), L.P.

                                By: Insight Venture Associates V, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member


                               INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.

                                By: Insight Venture Associates V, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member


                                INSIGHT VENTURE PARTNERS V COINVESTMENT
                                FUND, L.P.

                                By: Insight Venture Associates V, L.L.C., its
                                    general partner
                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By:  /s/ Jeffrey Horing
                                     ---------------------------------------
                                     Name:  Jeffrey Horing
                                     Title: Managing Member

                                INSIGHT VENTURE ASSOCIATES V, L.L.C.

                                By: Insight Holdings Group, LLC, its managing
                                    member

                                By: /s/ Jeffrey Horing
                                    -----------------------------------------
                                    Name:  Jeffrey Horing
                                    Title: Managing Member


                                INSIGHT HOLDINGS GROUP, LLC

                                By: /s/ Jeffrey Horing
                                    --------------------------------------------
                                Name:   Jeffrey Horing
                                Title:  Managing Member

                                  EXHIBIT INDEX

Exhibit 99.1: Joint Filing Agreement, dated November 2, 2009, by and among the Reporting Persons.